Exhibit 99.1

Contact:	Monica Levy (media) 414-524-2695	For Immediate Release July 20, 2006

Glen Ponczak (investors) 414-524-2375
JOHNSON CONTROLS REPORTS RECORD THIRD-QUARTER SALES AND EARNINGS; UPDATES GUIDANCE
     MILWAUKEE, WISCONSIN, July 20, 2006 ... Johnson Controls, Inc. (JCI) today reported record sales and earnings for the third quarter of fiscal 2006.
     Sales for the 2006 third quarter increased 19% to $8.4 billion from $7.1 billion for the 2005 quarter. Building efficiency sales were double the level a year ago and power solutions sales were one-third higher. Interior experience sales were lower than the year-ago period reflecting weaker automotive markets. Operating income for the 2006 quarter was $280 million, including a restructuring charge of $197 million, compared with $368 million last year. Income from continuing operations, including non-recurring tax benefits, was $336 million versus $255 million the prior year. Diluted earnings per share from continuing operations were 30% higher, reaching $1.70 vs. $1.31.
     “Johnson Controls continues to assertively grow its businesses and take actions to improve its profitability,” said John M. Barth, Chairman and Chief Executive Officer. “The integration of our 2005 acquisitions, that have expanded our market penetration and strengthened our capabilities for our customers, is progressing well. The set of restructuring initiatives announced during the third quarter reflect our long-term commitment to growth and strengthened competitive positions.”
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July 20, 2006

     “This quarter’s results show the value of Johnson Controls business and geographic diversification,” said Mr. Barth. “While cost recoveries from automotive customers and battery replacement demand were lower than our expectations in April, these shortfalls were mitigated by strong performances by our European interiors and North American building efficiency systems businesses. The total building efficiency business performed in line with our expectations, and for the first time became the largest contributor to consolidated earnings, generating 40 percent of our operating income in the quarter.”
     Mr. Barth added, “As we implement our strategies for sustained profitable growth, our employees have experienced significant change. We wish to thank them for their support and dedication to our customers and to our goals.”
     The restructuring charge ($137 million after-tax) is associated with initiatives to improve the profitability of interior experience and building efficiency operations in North America and Europe. The tax benefits of $141 million are primarily associated with the reversal of a deferred tax asset valuation allowance in Germany. The net impact of these two items was a benefit of $0.02 per share.
     The company’s financial position continued to strengthen due to earnings growth and an improvement in working capital. Total debt to total capitalization was 42% at June 30, 2006 versus 45% at the end of the second quarter of 2006.
Business Results
     Discussion of the business results excludes the impact on operating income of the restructuring charge.
     Building efficiency sales were $2.8 billion compared with 2005 revenues of $1.4 billion. The increase was primarily due to the additional revenues associated with the December 2005 York acquisition as well as double-digit growth in the North American services market and global facility management. Operating income also doubled, reaching $190 million versus $93 million a year ago reflecting the higher revenues as well as successful acquisition integration initiatives. The backlog of uncompleted contracts at June 30, 2006 was $3.7 billion, an increase of 16% over the prior year amount (pro-forma including York). Johnson Controls added that its domestic systems and services orders from the nonresidential buildings market were up substantially, aided by its ability to offer customers a complete control and mechanical equipment solution for building comfort and energy efficiency.
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July 20, 2006

     Interior experience sales were $4.7 billion, down 6% from $5.0 billion in 2005 reflecting lower sales in North America, Europe and Asia. While North American production of light vehicles was only 1% lower, Johnson Controls sales decreased 8% in the region due to its exposure to weak light truck demand impacting every automaker in the domestic market. The company’s sales in Europe were 6% below the prior year, approximately in line with automotive vehicle production, which reflects fewer production days in the current year. Operating income was $168 million, down 16% from $200 million. North American income declined as lower sales and higher commodity and launch costs offset improvements in operational efficiencies. European results were markedly higher reflecting substantial improvements in its cost structure and operational performance.
     Power solutions sales increased 33% to $886 million from $665 million mainly due to volume from the July 2005 acquisition of the Delphi battery business and a full quarter of recently launched original equipment and aftermarket business. Operating income increased 59% to $119 million, from $75 million for the prior year. The current year amount includes a $33 million positive legal settlement associated with the recovery of previously incurred environmental costs.
Fourth-Quarter and 2006 Full-Year Outlook
     Johnson Controls said that it continues to anticipate full-year sales approximating $32 billion as the positive impact of a stronger Euro versus the U.S. dollar will be offset by an unfavorable vehicle production mix. Diluted earnings per share from continuing operations for 2006 are forecast in a range of $5.25 to $5.30 for the full year and $1.86 to $1.91 for the fourth quarter. The full-year forecast, which includes the restructuring charge and one-time tax benefits, was narrowed from the $5.25 to $5.35 range issued in April 2006 to reflect lower than anticipated North American interior experience sales and operating income.
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Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI), founded in 1885, is headquartered in Milwaukee, Wisconsin. For additional information, visit http://www.johnsoncontrols.com.
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July 20, 2006

Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2006 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements, including information concerning possible or assumed future risks. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, labor interruptions, the successful integration of York, the ability to execute on restructuring actions according to anticipated timelines and costs and the ability to deliver planned levels of profitability in Germany, as well as those factors discussed in the Company’s Form 8-K filing (dated January 19, 2006) and the risk factors as filed with the SEC January 9, 2006, could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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Johnson Controls
July 20, 2006

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2006	2005
Net sales	$8,390	$7,062
Cost of sales	7,177	6,162

Gross profit	1,213	900

Selling, general and administrative expenses	736	532
Restructuring costs	197	—

Operating income	280	368

Interest expense — net	(65)	(23)
Equity income	28	19
Miscellaneous — net	(10)	(8)

Income from continuing operations before income taxes and minority interests	233	356

Provision (benefit) for income taxes	(111)	94
Minority interests in net earnings of subsidiaries	8	7

Income from continuing operations	336	255

Income from discontinued operations, net of income taxes	2	—

Net income	$338	$255

Diluted earnings per share from continuing operations	$1.70	$1.31

Diluted earnings per share	$1.71	$1.31

Diluted weighted average shares	197	195

Shares outstanding at period end	195	192

Johnson Controls
July 20, 2006

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2006	2005
Net sales	$24,085	$20,579
Cost of sales	20,902	18,046

Gross profit	3,183	2,533

Selling, general and administrative expenses	2,209	1,693
Restructuring costs	197	210

Operating income	777	630

Interest expense — net	(179)	(77)
Equity income	72	59
Miscellaneous — net	(10)	(24)

Income from continuing operations before income taxes and minority interests	660	588

Provision (benefit) for income taxes	(37)	95
Minority interests in net earnings of subsidiaries	32	28

Income from continuing operations	665	465

Income and gain on sale from discontinued operations, net of income taxes	3	161

Net income	$668	$626

Diluted earnings per share from continuing operations	$3.39	$2.39

Diluted earnings per share	$3.40	$3.22

Diluted weighted average shares	196	194

Shares outstanding at period end	195	192

Johnson Controls
July 20, 2006

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	June 30,	September 30,	June 30,
	2006	2005	2005
ASSETS
Cash and cash equivalents	$380	$171	$385
Accounts receivable — net	5,686	4,987	4,529
Inventories	1,740	983	915
Assets of discontinued operations	153	—	—
Other current assets	1,385	998	896

Current assets	9,344	7,139	6,725

Property, plant and equipment — net	3,970	3,581	3,294
Goodwill — net	5,758	3,733	3,670
Other intangible assets — net	779	289	274
Investments in partially-owned affiliates	488	445	420
Other noncurrent assets	1,717	957	778

Total assets	$22,056	$16,144	$15,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	833	765	614
Accounts payable and accrued expenses	5,573	4,686	4,318
Liabilities of discontinued operations	40	—	—
Other current liabilities	2,237	1,390	1,350

Current liabilities	8,683	6,841	6,282

Long-term debt	4,180	1,577	1,632
Minority interests in equity of subsidiaries	136	196	143
Other noncurrent liabilities	2,148	1,472	1,327
Shareholders’ equity	6,909	6,058	5,777

Total liabilities and shareholders’ equity	$22,056	$16,144	$15,161

Johnson Controls
July 20, 2006

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months
	Ended June 30,
	2006	2005
Operating Activities
Net income	$338	$255

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	178	151
Equity in earnings of partially-owned affiliates, net of dividends received	(10)	(14)
Minority interests in net earnings of subsidiaries	8	7
Deferred income taxes	(263)	84
Non-cash restructuring	51	—
Other — net	20	29
Changes in working capital, excluding acquisition of businesses:
Receivables	93	(120)
Inventories	(119)	(62)
Accounts payable and accrued liabilities	226	57
Change in other assets and liabilities	154	(40)

Cash provided by operating activities	676	347

Investing Activities
Capital expenditures	(176)	(104)
Sale of property, plant and equipment	—	3
Acquisition of businesses, net of cash acquired	(11)	(73)
Business divestitures	—	—
Other — net	(20)	(19)

Cash used in investing activities	(207)	(193)

Financing Activities
Increase (decrease) in short and long-term debt — net	(221)	4
Payment of cash dividends	(54)	(48)
Other — net	32	30

Cash used in financing activities	(243)	(14)

Increase in cash and cash equivalents	$226	$140

Johnson Controls
July 20, 2006

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Nine Months
	Ended June 30,
	2006	2005
Operating Activities
Net income	$668	$626

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	524	472
Equity in earnings of partially-owned affiliates, net of dividends received	(9)	(42)
Minority interests in net earnings of subsidiaries	32	28
Gain on sale of discontinued operations	—	(145)
Deferred income taxes	(343)	(13)
Non-cash restructuring	51	46
Other — net	38	24
Changes in working capital, excluding acquisition of businesses:
Receivables	74	(369)
Inventories	(160)	(64)
Accounts payable and accrued liabilities	54	105
Change in other assets and liabilities	133	34

Cash provided by operating activities	1,062	702

Investing Activities
Capital expenditures	(438)	(387)
Sale of property, plant and equipment	13	11
Acquisition of businesses, net of cash acquired	(2,597)	(106)
Business divestitures	—	687
Other — net	45	(78)

Cash provided by (used in) investing activities	(2,977)	127

Financing Activities
Increase (decrease) in short and long-term debt — net	2,131	(443)
Payment of cash dividends	(163)	(144)
Other — net	156	44

Cash provided by (used in) financing activities	2,124	(543)

Increase in cash and cash equivalents	$209	$286

Johnson Controls
July 20, 2006

FOOTNOTES
1. Business Unit Summary

	Three Months			Nine Months
	Ended June 30,			Ended June 30,
(in millions)	(unaudited)			(unaudited)
	2006	2005	%	2006	2005	%

Net Sales
Building efficiency	$2,823	$1,406	101%	$7,121	$4,216	69%
Interior experience	4,681	4,991	-6%	14,229	14,298	0%
Power solutions	886	665	33%	2,735	2,065	32%

	$8,390	$7,062		$24,085	$20,579

Operating Income
Building efficiency	$190	$93	104%	$283	$179	58%
Interior experience	168	200	-16%	388	426	-9%
Power solutions	119	75	59%	303	235	29%

	$477	$368		$974	$840

Restructuring costs	(197)	—		(197)	(210)

	$280	$368		$777	$630

Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, air conditioning and refrigeration products and services for the residential and non-residential building markets.
Interior experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Designs and manufactures automotive batteries for the replacement and original equipment markets.
2. Acquisitions
On December 9, 2005, the Company completed its acquisition of York International Corporation (York). The Company paid $56.50 for each outstanding share of common stock plus the assumption of debt. The total value of the acquisition was approximately $3.2 billion, including approximately $565 million of debt.
3. Discontinued Operations
In December 2005, the Company acquired York’s Bristol Compressor business as part of the York acquisition. On July 12, 2006, the Company announced its agreement to divest its 50% interest in Scroll Technologies, Inc. The Company is continuing to explore strategic alternatives for the remainder of the business.
In February 2005, the Company completed the sale of its engine electronics business to Valeo for approximately $316 million euro, or approximately $419 million. This non-core business was a part of the Sagem SA automotive electronics business that was acquired in fiscal 2002 and was included in the interior experience — Europe segment.
In March 2005, the Company completed the sale of its Johnson Controls World Services Inc. subsidiary to IAP Worldwide Services Inc. for approximately $260 million. This non-strategic business was acquired in fiscal 1989 from Pan Am Corporation and was included in the building efficiency segment.
The Bristol Compressor business, the engine electronics business and the Johnson Controls World Services Inc. subsidiary are reported as discontinued operations in the Consolidated Financial Statements in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
4. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the Company announced a restructuring plan in the third quarter of fiscal 2006 and recorded a $197 million restructuring charge.
The restructuring charge relates to cost reduction initiatives mainly in its interior experience and building efficiency businesses and includes workforce reductions and plant consolidations. The company expects to substantially complete the initiatives over the next 12 months. The automotive-related restructuring is focused on improving the profitability associated with the manufacturing and supply of instrument panels, headliners and other interior components in North America. In Europe, it reflects actions intended to increase the efficiency of its seating component operations. The charges associated with the building efficiency business mostly relate to Europe where the company is launching its systems redesign initiative. Systems redesign was successfully completed in the North American building efficiency branch offices last year, resulting in improved profitability and increased market opportunities.

Johnson Controls
July 20, 2006

5. Income Taxes
In the second quarter of fiscal year 2006, the Company’s estimated annual base effective income tax rate for continuing operations declined to 21.0% from the 24.3% used in the first quarter of fiscal year 2006 and from the 25.7% for the prior fiscal year, primarily due to increased income in certain foreign jurisdictions with a rate of tax lower than the U.S. statutory tax rate, decreased income in higher-tax jurisdictions and certain tax planning initiatives. In addition, the Company reversed a valuation allowance of $32 million attributable to Mexican operating loss and tax credit carryforwards based on an assessment of expected future profitability and also recorded $31 million of tax expense related to the American Jobs Creation Act of 2004.
In the third quarter of fiscal year 2006, the Company completed an analysis of its German operations and, based on cumulative income over a 36 month period, an assessment of expected future profitability in Germany and finalization of the 2006 restructuring plan, determined that it was more likely than not that the tax benefits of certain operating loss and tax credit carryforwards in Germany would be utilized in the future. As such, the Company reversed $131 million attributable to these operating loss and tax credit carryforwards in the current quarter as a credit to income tax expense. In addition, the Company recorded a $10 million tax benefit from a favorable tax audit conclusion in a foreign jurisdiction and recognized an $18 million discrete period tax benefit related to third quarter 2006 restructuring costs using a tax rate of 30.6%.
The table below shows a reconciliation of the tax provision, as reported, for the three and nine months ended June 30, 2006 (amounts in millions):

	Three Months Ended		Nine Months Ended
	June 30, 2006		June 30, 2006
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	48	21.0%	138	21.0%
Restructuring charge	(18)		(18)
Valuation allowance releases	(131)		(163)
Uncertain tax positions	(10)		(10)
Foreign dividend repatriation	—		31
Change in tax status of foreign subsidiary	—		(11)
Disposition of a joint venture	—		(4)

Tax benefit, as reported	$(111)	-47.6%	$(37)	-5.6%